Exhibit 10.2

INIS – RADQUAL

2006

CONTRACT

MANUFACTURING AGREEMENT

This Manufacturing Agreement (the "Agreement") is entered into as of January 30, 2006, by and between International Isotopes Inc. ("INIS"), a Texas corporation with offices at 4137 Commerce Circle, Idaho Falls, ID 83401 and RadQual, LLC, an Ohio corporation at 114 Barrington Town Square #124, Aurora, OH 44202. This agreement replaces the original Manufacturing Agreement, which was put in place in November 2000, and all previous modifications to that Agreement.

WITNESSETH

WHEREAS, INIS desires to act as a contract manufacturer for the production of Sources and Custom Sources (collectively referred to as "Sources") for RadQual as defined in this Agreement; and

WHEREAS, RadQual desires to engage INIS as a contract manufacturer for Sources; and

WHEREAS, the parties desire to set forth the terms under which INIS will contract manufacture Sources for Radqual;

NOW, THEREFORE, in consideration of the foregoing promises and agreements set forth herein the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1

Definitions.

"Affiliate" of a Party means any corporation or other business entity controlled by, controlling, or under common control with such Party. For this purpose, "control" means direct or indirect beneficial ownership of thirty-five percent (35%) or more of the voting and income interest in such corporation or other business entity.

"Anniversary Date" means each January 1 beginning with January 1, 2009.

"Custom Source" means any source listed in Exhibit II of this Agreement or newly created product proposed by RadQual not offered as a standard catalog item.

"Commercially Reasonable Basis" means cost at which a given Source or product can be acquired or produced.

"Effective Date" means the date this Agreement is entered into, as indicated in the first paragraph of this Agreement.

"FDA" means the United States Federal Food and Drug Administration.

"Inventions" has the same meaning as set forth in Section II.2(a).

"Manufacturing Facility" means that portion of INIS's facility that will be dedicated to the manufacture of the Sources.

"Operation Qualification" means the program employed by INIS by which it is established that the equipment and systems used in the Process are capable of Processing Sources that consistently meet the Requirements.

"Processing," "Process, " and "Processed" shall have comparable meanings and mean the act of manufacturing, handling, storing, analyzing, packaging, inspecting, and labeling Sources in accordance with the Source Specifications, the Requirements, and all other applicable federal, state and local laws and regulations for the manufacture of the Sources.

"Process Validation" means the defined set of procedures, materials, and controls which provide a high degree of assurance that the Process will consistently produce Sources that meet all Source Specifications and other quality criteria and attributes as mutually agreed upon by the parties and as set forth in the applicable INIS process validation protocol.

"Proprietary Information" has the same meaning as set forth in Section 11.1, 11.2, and 11.3.

"Purchase Order" means the written or electronic document provided to INIS by RadQual, or any of its distributors, that sets forth the number of Sources ordered, the expected delivery dates, and the sales price. This includes orders placed electronically on the RadQual web site.

"Quality Control Tests" means the analytical testing of Source attributes performed by INIS according to the test methods specified by the Requirements, to determine whether a given Source meets its Source Specifications.

"Requirements" means those Source Specifications, Process parameters, and other governmental requirements relating to the Source and its classification as a Sealed Source which may be revised from time to time upon written agreement of the parties and as dictated by applicable laws and regulations.

"Sealed Source" means any Source that has been manufactured to meet the Requirements of a Sealed Source Device Registration issued by either an agreement state or the Nuclear Regulatory Commission (NRC).

"Source" means any of the Sources listed in Exhibit I to this Agreement.

"Source Specifications" means the composition of the Source, along with the set of analytical tests, methods, and acceptance criteria for Source attributes, which must be met, in order to prove that the Product meets the standards of quality, purity, identity, and strength. All Source Specifications may be amended from time to time by written agreement of the parties and as dictated by applicable laws and regulations.

"Standard Operating Procedures" ("SOPs") means INIS's internal written standard operating procedures, controlled by INIS's quality assurance unit, governing all aspects of manufacturing and testing Sources.

"Waste" means all (a) rejected or unusable Sources, (b) Sources not purchased by RadQual for whatever reason, (c) waste relating to INIS's Processing of Sources, and (d) expended Sources, which have been returned for disposal.

ARTICLE II - MANUFACTURE AND SUPPLY

2.1

Contract Manufacturer.

INIS shall act as a contract manufacturer of Sources for RadQual in accordance with the terms of this Agreement. There shall be no joint venture or other partnership relationship established between INIS and RadQual.

2.2

Exclusivity.

(a)

INIS will manufacture Sources exclusively for RadQual and will not manufacture any other products that would compete directly with RadQual Sources.

(b)

If RadQual notifies INIS that it wants to contract manufacture a new product as an additional Source or Custom Source under this Agreement and INIS is willing to manufacture the additional product then both parties shall complete a Modification to this Agreement within thirty (30) days adding this Source in either Exhibit I or Exhibit II, as applicable. Upon INIS notification to RadQual that it does not desire to produce the new product, then RadQual shall be free to manufacture that product directly or contract manufacture with another company substantially on the same terms as previously disclosed to INIS.

2.3

Right of First Refusal.

RadQual shall give INIS the right of first refusal as set forth in Section 2.2 to contract manufacture Sources, Custom Sources, or any new products RadQual desires to have contract manufactured for North American distribution. If INIS desires to contract manufacture the Source or Custom Source, and offers to do so on a commercially reasonable basis, RadQual may not manufacture the Source or offer the manufacturing to any third party. However, until such time that INIS is ready to contract manufacture the new product RadQual may purchase the new product on the open market and resell it to its customer until such time as INIS is capable of producing the product at a commercially reasonable basis. Once INIS is able to contract manufacture the product at a commercially reasonable basis to RadQual's alternative manufacturers, RadQual must purchase such product from INIS.

2.4

Exclusive Procurement.

Except as set forth in Section 2.2, RadQual shall only procure Sources contract manufactured by INIS for distribution to RadQual's customers.

2.5

Manufacture and Supply of Sources.

(a)

General. INIS shall (i) manufacture the Sources in strict conformity with the Sealed Source and Device Registration and other Requirements, applicable laws, rules and regulations, (ii) maintain all documentation and quality control records regarding the Sources and (iii) shall supply the Sources to the appropriate party in accordance with the terms of this Agreement.

(b)

Manufacture and Supply. During the term of this Agreement, INIS will manufacture and supply to RadQual such quantities of the Sources as RadQual may order from INIS pursuant to Purchase Orders and website order entries.

(c)

Site of Manufacturing; Subcontracting. INIS may manufacture the Sources only at its own facility.

(d)

Approval of Manufacturing Changes. INIS agrees that no changes will be made that will affect Source performance or appearance without RadQuals prior written approval. Subsequent to such approval from RadQual, INIS may then make such approved changes, so long as, in any event (i) such changes are permitted by applicable governmental regulations and the terms of any licenses, registrations, authorizations or approvals previously granted by the applicable governmental entity with respect to the Source and (ii) RadQual receives copies of all documentation relating to such approved changes.

2.6

Orders and Fulfillment.

(a)

RadQual shall deliver Purchase Orders to INIS for the Sources that RadQual desires to purchase. Each Source's Purchase Order shall specify the shipping date and shall be shipped in such manner, and to such location, as directed by RadQual. With each order RadQual shall identify the following: (i) party sold to, (ii) party to be shipped to, (iii) catalog number, (iv) number of Sources sold, and (v) RadQual sales price to the Distributor or end user. Sources will normally be shipped within five (5) working days (for non-stock Sources) or within one (1) day (for inventory Sources).

(b)

Additional Provisions and Purchase Orders. To the extent any Purchase Order, invoice or acknowledgement form contains any provisions additional or contrary to the provisions of this Agreement, such additional or contrary provisions shall have no force or effect and the terms of this Agreement shall control.

(c)

Notice of Inability or delay to Fulfill.  INIS shall notify RadQual by telephone and in writing if INIS acquires any information that it will either not be able to fulfill or will have a delay in the fulfillment of a Purchase Order(s) exclusive of 2.6 (a). INIS shall promptly notify RadQual by telephone and in writing of any production issues that may adversely affect the regulatory status of the Sources or the ability of INIS to supply the Sources in accordance with this Agreement and the Purchase Orders.

2.7

Compliance with Law; Handling of Sources.

While the Sources are in its possession or under its control, INIS shall be responsible for complying with all applicable federal, state and local governmental statutory and regulatory requirements, including requirements relating to the manufacturing, handling, storage, security, labeling, packing, and shipment of the Sources. In performing its obligations under this Agreement, INIS shall comply with all applicable environmental, health and safety laws and shall be solely responsible for determining how to carryout those obligations.

2.8

Testing and Documentation.

INIS shall certify in writing with each Source produced and tested is in compliance with (i) the Requirements. The test and analysis provided in the Requirements and the written certification referenced therein may or shall be amended from time to time with the mutual consent of the parties and appropriate regulatory agencies.

2.9

Waste Disposal.

(a)

INIS shall be responsible for the treatment and/or disposal of all radioactive Waste generated at INIS during manufacturing in accordance with established federal, state, and local environmental regulations and the maintenance of records related thereto.

(b)

INIS will be responsible to accept expended sources directly from U.S. customers on a one-for-one replacement basis for new Benchmark Sources sold to that customer.  INIS reserves the right, at its sole discretion, to contract directly with distributors or foreign and domestic customers to provide additional expended source disposition services. Such additional source disposition services are outside and separate from the terms of this Manufacturing Agreement.

2.10

Marketing and Sales.

RadQual is responsible for all sales and marketing of their Sources and shall use its best efforts to market and sell the Sources. RadQual shall be responsible for all costs associated with the sales and marketing of their Sources. INIS may not market or sell Sources or source components without the written consent of RadQual.

2.11

Research and Development.

RadQual will be responsible for all costs associated with any Research and Development (R&D) of procedures, equipment, and products related to their Sources or development of new Sources.  All R&D will be per a separate agreement.

ARTICLE III - RAW MATERIALS

3.1

Supply of Materials.

INIS will contract with third parties approved by RadQual and pay for the supplies of all raw materials that are necessary to manufacture, package, and ship the Sources, a list of approved and accepted suppliers will be documented in Exhibit V. INIS shall be responsible for obtaining the type and amount of all such raw materials necessary to fulfill all Purchase Orders, the cost of which shall be covered by INIS and is auditable by RadQual. RadQual shall approve the selection and specifications of raw materials and manufactured components.

3.2

Quality of Materials.

INIS is responsible for establishing a Quality Assurance program that will verify the specifications appropriate for raw materials or manufactured components and for ensuring compliance of all supplied raw materials and manufactured components with those specifications. RadQual will be responsible for establishing material specifications and may audit this process at their discretion.

ARTICLE IV - PURCHASE OBLIGATION

4.1

Minimum Purchase Requirements.

In exchange for INIS committing to contract manufacture for RadQual, RadQual hereby agrees to purchase a minimum number of flood sources from INIS during each contract year. For this purpose, a contract year shall be a calendar year (January 1 through December 31).  The minimum purchase requirement only applies to any activity level of Source designated as flood sources (i.e. source model numbers BMO1, BM02, BM04, BM05, and BM09).

2006

2007

2008

2009

2010 (and thereafter)

500

550

600

650

700

In the event that RadQual does not purchase the minimum number of Sources stipulated in this Section RadQual shall pay INIS an amount computed as follows and constitutes meeting RadQual's annual commitment for flood source purchases:

$839.21 x (No. of sources required to reach the annual minimum)

ARTICLE V - PRICING

5.1

Purchase Price

(a)

INIS shall charge RadQual the fixed price indicated in Exhibit I and II for all Sources and Custom Sources. The fixed charge to RadQual for Sources and Custom Sources listed in Exhibit I and II shall be computed as indicated in the Exhibit IV. If new products are added new cost basis calculations may be added if necessary.  These calculation methods shall be used as the basis for future list or fixed price changes.

(b)

INIS and RadQual will establish a separate price schedule Exhibit III for additional non-Source items requested by RadQual and their customers.  Examples of these items include Radshields®, extra packaging material, shielded cases, return kits, restocking charges etc.

(c)

Exhibits I and II will also state the RadQual List price (RadQual's sales price to customers or distributors).

(d)

If substantial changes occur in either market prices (greater than 10%) or manufacturing costs (greater than 10% aggregate) that either party feel necessitates a revision of Exhibit I, II, or III the parties shall make a best faith effort to negotiate and revise the Exhibits accordingly. Any changes to the Exhibit's must be agreed to by both parties and documented by having both parties sign the revised Exhibits and attach them to the original Agreement.  These revised Exhibits supersede the previous Exhibits but do not effect any of the other terms of this Agreement.  If the parties cannot come to agreement on revisions to the Exhibits then either party may elect to terminate the agreement per 13.2(c) and are subject to conditions set forth in 11.4.

5.2

Shipping Charges.

INIS shall arrange for the packaging and shipping of all Sources. RadQual or the third party customer shall be responsible for the payment of all shipping charges (including, without limitation, freight, handling, insurance, customs, duties and all other transportation related items) associated with such shipments.

5.3

Invoices.

(a)

INIS shall invoice RadQual for all Sources weekly but may defer the invoice at their discretion to have the invoice period coincide with the end of a significant calendar monthly, quarterly, or annual period. All invoices will be paid by RadQual (sixty) 60 days net of its receipt of such invoice. A late payment fee of 1.5% per month may be applied to any balance outstanding past 60 days.

(b)

Each INIS invoice will provide a complete listing of all Sources sold during the period, the order number, date shipped, RadQual sales price, and the corresponding INIS charge for each item. Any additional non-Source item will normally be included on this invoice; however, INIS may elect to invoice non-Source items or Custom Sources separately at the time of shipment.

5.6

Scrap and Spoilage

Both parties will work closely together to develop an optimum base inventory level of Sources. INIS shall be responsible for automatically manufacturing Sources to maintain the base inventory level. INIS shall be responsible for establishing and tracking the shelf life of all Sources placed in inventory and scrapping Sources as required. RadQual and INIS shall share equally in the raw material and labor cost for each scrapped Source. Scrap and spoilage charges shall not apply to Sources that are scrapped because of defects in Sources associated with manufacturing process irregularities resulting from INIS personnel, or non approved changes to manufacturing equipment or procedures.

ARTICLE VI - DELIVERY

6.1

Delivery.

INIS shall be responsible for reviewing all Purchase Orders and processing each order.  Order processing includes manufacturing, administrative license review, packaging, and shipping each Source order.  INIS shall update the RadQual order entry system as the status of order processing changes to keep RadQual and its distributors informed of the status of each order.

6.2

Packaging and Shipping Materials.

(a)

Each Source sale price includes the normal shield, holder, and necessary transportation packaging for each item.

(b)

Custom Sources may require special packaging or shielding and any additional charges for those materials will be addressed in Exhibit II.

(c)

Additional items such as additional radshields, hard cases, shielded cases, or return source packaging materials are not included as part of a Source order and will be additionally and separately invoiced.

ARTICLE VII - REPRESENTATIONS AND WARRANTIES

7.1

Labor and Equipment

INIS represents that it shall furnish all qualified labor and validated equipment processes necessary to manufacture Sources in the amounts, and in a timely manner, as set forth in each Purchase Order.

7.2

Manufacturing Facility and Process

INIS represents that it will maintain its Manufacturing Facility and Process according to the Requirements, and all applicable laws and regulations.

7.3

Processing Requirements

INIS extends to RadQual and to any purchaser of Sources from or through RadQual the following warranties: Each and every Source that INIS sells to RadQual shall on and before delivery to or on behalf of RadQual be Processed, manufactured, produced, packaged and labeled in strict accordance with the Requirements.

7.4

Changes to Sources and Process

INIS represents that it shall not implement any changes, material or otherwise, relating to the Sources or the Requirements without RadQual's prior written approval of such change.  A change is defined as any variation in the written procedures currently in place that (i) impacts the regulatory commitments for the Source, (ii) may require revalidation, (iii) would necessarily result in changing, altering or modifying the Requirements, test methods, sampling procedures, or qualification procedures relating to the Source, or (iv) may alter the final products performance quality.

7.5

Changes and Written Authorization

Changes, extensions, or other modifications to this Agreement may be made by mutual agreement at any time during the period of performance hereof. Only individual(s) authorized by the respective parties to make such changes will execute changes to this Agreement. Changes will take the form of a fully executed modification to this Agreement.

7.6

Safety Procedures

INIS represents that it shall have primary responsibility for adopting and enforcing safety procedures for the handling and production of the Sources at the Manufacturing Facility that comply in all material respects with all federal, state and local environmental and occupational safety and health requirements.

7.7

Limitations on Warranties

(a)

Except as otherwise expressly set forth in this Agreement, INIS makes no representations and extends no warranties of any kind, either expressed or implied, including any express or implied warranties of merchantability or fitness for a particular purpose.

(b)

Except as otherwise expressly set forth in this Agreement, RadQual makes no representations and extends no warranties of any kind, either expressed or implied, including any express or implied warranties of merchantability or fitness for a particular purpose.

7.8

Limitation on Liability

Other than as expressly set forth in this Agreement, in the event of any breach of this Agreement, the breaching party's liability shall be limited to those remedies available under the applicable provisions of the Uniform Commercial Code as enacted by the State of Idaho. In no event shall either party be liable to the other as a result of a breach of this Agreement for punitive damages or any other tort-based or non-contractual damages.

ARTICLE VIII - PERMITS; RECORDS AND AUDITS

8.1

Licenses and Permits

(a)

RadQual. RadQual shall be responsible for obtaining and maintaining such licenses, registrations, listings, authorizations, and approvals as any applicable governmental entity may require enabling the use of the Sources and marketing of the Sources wherever such activities will occur. INIS shall take all reasonable actions necessary to assist RadQual in obtaining and maintaining all such licenses, registrations, listings, authorizations, and approvals. RadQual and/or its designee shall serve as the point of contact with any applicable governmental entity concerning such licenses, registration, authorizations, or approvals, but may, as appropriate, request INIS's assistance with applicable governmental entity communications.  RadQual shall also be responsible for collecting from each of its customers, and forwarding to INIS, possession licenses for all Sources to be purchased and used by such customers.

(b)

INIS. INIS shall be responsible, in coordination with RadQual, for obtaining and maintaining all necessary licenses, registrations, authorizations, and approvals, other than those required to market the Sources, which are necessary to perform its obligations under this Agreement, including its activities relating to the manufacturing, handling, storing, labeling, packaging, transporting, and shipping the Sources under regulatory requirements including, but not limited to, the use and handling of radioactive materials.

8.2

Operational Records

(a)

INIS shall maintain records necessary to evidence compliance with all applicable governmental laws, regulations, and other requirements relating to the manufacture of the Sources. INIS may also retain records with respect to its obligations and performance under this Agreement. INIS shall also maintain ongoing detailed and complete records relating to (i) Purchase Orders received, (ii) raw materials purchased and stored, (iii) Sources manufactured, (iv) manufacturing steps and processes, (v) quality assurance and quality control procedures for the Sources, (vi) qualification reports, (vii) shipment of the Sources and any returns (viii) disposal of Waste, and the like. INIS will provide reasonable record access to RadQual from time to time upon RadQual's reasonable request.

(b)

RadQual shall maintain detailed records of all marketing and sales efforts. RadQual will provide reasonable access to such records to INIS from time to time upon INIS's reasonable request.

8.3 Governmental Records and Audits

(a)

Records and Audits. INIS will cooperate with RadQual as requested thereby in obtaining and maintaining all regulatory approvals necessary to enable RadQual and its customers to use the Sources as intended under this Agreement. INIS shall provide RadQual with copies of all documents, reports or communications received from any federal, state or local governmental authorities that relate in any way to INIS's Processing and/or storing the Sources and all INIS documents responding thereto.

(b)

Inspections. If RadQual is required by any governmental authority to have inspected or approved the site of manufacturing or storing the Sources or any raw materials related thereto INIS shall permit officials of the governmental authority to inspect the facility where the Sources are manufactured or stored.

8.4

Inspections and Visits

INIS shall permit employees and/or representatives of RadQual to be present in the Manufacturing Facility during normal business hours in order to determine whether the Sources are being Processed (including manufacturing, receiving, sampling, analyzing, handling, packaging and labeling) and shipped, and Waste is being disposed of, in conformity with the terms of this Agreement. In addition, INIS will allow approved RadQual personnel to perform approved procedures and Research and Development experiments. RadQual acknowledges that its employees and/or representatives will be required to comply with established health and safety and security procedures required for access and operations within the INIS facility. Such security procedures may include continuous escort while in the INIS facility.

ARTICLE IX - REGULATORY MATTERS

9.1

General

INIS and RadQual shall be jointly responsible for the maintenance of any and all regulatory documents covering the Sources, the Process, and/or the Manufacturing Facility and shall make all such documents available to RadQual for its review upon RadQual's request.

9.2

New Regulatory Requirements

Each party shall promptly notify the other of new or amended regulatory requirements of which it becomes aware that are relevant to the Processing of the Sources under this Agreement and that are required by any governmental entity or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements.

ARTICLE X - RECALLS

The parties agree to immediately inform each other in writing of all incidents and/or any Source that is alleged or proved to be the subject of recall, market withdrawal or correction and shall cooperate with each other in such recall, market withdrawal or correction. RadQual shall have sole responsibility for the conduct of the recall and interface with customer and regulatory authorities in connection with the recall. RadQual will keep INIS apprised of all aspects of the recall and shall consult with INIS on all critical aspects of the recall. The parties shall disclose to each other all information necessary to prevent recurrence of the event or circumstance. INIS shall be responsible for the cost of the recall if the Sources are not manufactured in accordance with the Requirements or Source Specifications.

ARTICLE XI - CONFIDENTIALITY; OWNERSHIP AND DISCLOSURES

11.1

Confidential Information.

Except to the extent expressly authorized by this Agreement, during the Term of this Agreement and for two (2) years thereafter, neither Party shall:

(a)

Disclose, publish, or make available any Proprietary Information disclosed to it by the other to any third party, including employees who do not need to know or have access to such Proprietary Information; or

(b)

Sell, transfer, or otherwise use or exploit any such Proprietary Information disclosed to it by the other Party; or

(c)

Knowingly permit the sale, transfer, use or exploitation by a third party of any such Proprietary Information which may have been disclosed to such third party, including employees who do not need to know or have access to such Proprietary Information.

11.2 Ownership

(a)

Inventions. RadQual and INIS agree that each owns preexisting intellectual property rights related to the Sources and Process and that all right, title and interest in all such prior intellectual property rights shall remain in the respective party (collectively these rights shall be called "Background Rights"). INIS and RadQual shall own jointly the intellectual rights in the inventions, improvements and discoveries (collectively, the "Joint Inventions"), if any, which are developed jointly by the parties not covered under a accepted Research and Development Agreement associated with the Sources or Process, including all rights to seek or obtain patent coverage for all or any part of the Sources or Process. The parties agree to work together in good faith to protect any such Joint Inventions, including the filing of any patent applications. As co-owners of the Joint Inventions and any patents related thereto RadQual and INIS shall each have full power and authority to exploit such Joint Inventions in any manner each deems appropriate, including the granting of licenses related thereto, and INIS and RadQual each hereby consents to the other making any such license and agrees to execute any documents necessary to acknowledge such consent; provided, however, that neither party will allow any manufacturer that competes directly with INIS or RadQual to use the Joint Inventions, through license or otherwise, unless such use is approved by both RadQual and INIS. In the event that either party elects not to participate equally in the cost of filing, prosecuting and maintaining in force patent applications or patents or other action to protect Joint Inventions, then the other party shall have the right, at its sole expense, to pursue such protection and shall be entitled to retain all right, title and interest in any resulting patents subject to the other party retaining an irrevocable, royalty free, nonexclusive license to use such Joint Inventions (a "Joint Invention License").

(b)

Proprietary Information. Each party's respective Proprietary Information that is supplied to the other party to assist it in carrying out its obligations hereunder shall remain the property of the supplying party and shall be returned to such party upon termination of this Agreement.

(c)

Property. All molds, equipment, systems, cabinets, tools, and raw materials used in the manufacture, inspection, or testing of the Sources is the exclusive property of INIS. INIS is responsible for all maintenance, recertification, validation and replacement of these items.

11.3

Limitations; Disclosures

Disclosures. During the Term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party, except as required by a court of competent jurisdiction and pursuant to the disclosure requirements of federal or state regulatory agencies, including the Securities and Exchange Commission. RadQual and INIS shall jointly redact all Proprietary Information from this Agreement for filing with the Securities and Exchange Commission, and will jointly make a request for confidential treatment of such redactions. For purposes of this Agreement, the term Proprietary Information shall not include information which:

(a)

is in the public domain or becomes generally available to the public through no fault of either party; or

(b)

the Receiving Party can show by documentary evidence was within its possession or control prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, free of any obligation of confidentiality; or

(c)

the Receiving Party can show by documentary evidence came into its possession or control subsequent to the date of this Agreement from a third party free of any obligation of confidentiality; or

(d)

was independently developed by the Receiving Party without the aid, application, or use of the Proprietary Information disclosed; or

(e)

is required to be disclosed by applicable law or order of any governmental authority of competent jurisdiction (provided, that in such event, the Receiving Party shall provide the other party with notice of such law or order and provide reasonable cooperation in connection with any attempt to challenge or limit the scope of such disclosure).

11.4

Future Manufacturing

For two (2) years following termination of this Agreement, unless such termination is due to (i) a breach of this Agreement by RadQual; (ii) RadQual becoming subject to an action of the type described in Section 13.2(b) hereof; or (iii) RadQual failing to meet the minimum purchase requirements of article 4.1, INIS hereby agrees not to manufacture or distribute Sources of the same type as manufactured hereunder as described in Article I and Article II.

ARTICLE XII - INDEMNIFICATIONS AND INSURANCE

12.1

Indemnification by RadQual

RadQual shall defend, indemnify, and hold harmless INIS, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys' fees) arising out of RadQual's actual or alleged (a) breach, violation or nonfulfillment of any of its covenants, agreements, representations or warranties under this Agreement, (b) handling, possession, or use of the Sources, (c) negligent acts or omissions or willful misconduct, of (d) breach of any third party's trade secret rights, except for and to the extent that such loss, claim, action, damage, expense or liability is based on, arises out of, or is due to INIS's (i) breach of any of its representations or warranties hereunder, (ii) negligent act or omission, (iii) willful misconduct, (iv) failure to Process the Sources according to the Requirements and any corresponding licenses, registrations, authorizations or approvals of any governmental entity, or (v) failure to manufacture, handle, store, label, package, transport or ship the product in accordance with cGMP or any other applicable law, regulation or other requirements of any applicable governmental entity.

12.2

Indemnifications by INIS.

INIS shall defend, indemnify, and hold harmless RadQual, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys' fees) arising out of or related to INIS's actual or alleged (a) breach, violation or nonfulfillment of any of its covenants, agreements, representations or warranties under this Agreement, (b) negligent acts or omissions or willful misconduct, (c) disposal of any Waste, (d) failure to Process the Sources in accordance with the Requirements, cGMP, any applicable laws or regulations, or any corresponding licenses, registrations, authorizations or approvals of any governmental entity (e) manufacture, handling, storage, labeling, packaging or delivery of the Sources, or (f) breach of any third party's trade secret rights, except for and to the extent that such loss, claim, action, damage, expense or liability is based on, arises out of, or is due to RadQual's (i) negligent act or omission or willful misconduct or (ii) breach of any of its warranties or representations hereunder.

12.3

Indemnification Not a Waiver

A party's right to demand and receive indemnification pursuant to this Article XII shall not be such party's exclusive remedy, and the exercise by such party of its right to demand and receive information pursuant to this Article XII shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise at law or equity.

12.4

Procedure

Each party agrees to give the indemnifying party (a) prompt notice of any claim or suit coming within the purview of the indemnities contained in this Article XII, (b) all relevant facts in its possession or control, subject to the treatment of such information pursuant to Article XI, (c) the right to exclusive control of the defense of any action (at their indemnifying party's sole expense), and (d) its cooperation in the defense of any such action.

12.5

Insurance

(a)

General Liability Insurance. INIS shall obtain and maintain in effect, with financially sound and reputable insurers, general liability insurance or indemnity policies which name RadQual, or any of their authorized dealers, as an additional insured with respect to the manufacture, sale, and use of the Sources. Such insurance policies shall be in an amount not less than $2 million general total limit/$1 million for bodily injury and $1 million for property damage.

(b)

Product Liability Insurance. RadQual shall obtain and maintain, with a financially sound and reputable insurer, product liability insurance which name INIS as an additional insured with respect to the manufacture, sale, and use of the Sources. Such insurance policies shall be in an amount not less than $2 million general total limit/$l million for bodily injury and $1 million for property damage.

(c)

Product Liability Claims. Each party shall give the other prompt written notice of any injury alleged to have occurred as a result of the use of any Sources, specifying the time, place and circumstances thereof and the names and addresses of the persons involved. Each party shall also forward promptly to the other copies of all papers received in respect of any matter arising out of the alleged injury.

(d)

Evidence of Insurance. Each party shall supply to the other copies of certificates of insurance giving evidence of procurement of the insurance in the amounts specified in this Article XII (including the naming of the other party as an additional insured, if required).

ARTICLE XIII - TERM AND TERMINATION

13.1

Term

Subject to the parties' ability to terminate this Agreement as set forth in this Article XIII, the "Term" of this Agreement shall commence on the Effective Date and shall continue through December 31, 2008. For each year thereafter automatic one year extensions to this Agreement shall be invoked on the anniversary Date unless terminated or revised for a longer additional term. If a Party elects to terminate the Agreement they must provide written notification to the other Party no less than ninety (90) days prior to the Anniversary Date.

13.2

Termination by Either Party

Either party may terminate this Agreement at any time after the happening of any of the following events; provided, however, that the party terminating this Agreement shall provide the other with written notice of such termination prior to the date thereof:

(a)

either party breaching any of its agreements, covenants, representations or warranties as set forth in this Agreement and the breaching party fails to cure such breach within sixty (60) days of written notice thereof from the non-breaching party; or

(b)

a party is declared insolvent or bankrupt by a court of competent jurisdiction, or a party is served with an involuntary petition against it as part of an insolvency proceeding and such petition is not dismissed within sixty (60) days after the filing thereof, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by a party, or a party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of a Party.

(c)

If the parties are unable to come to agreement on revisions to the Exhibits either party may elect to terminate this Agreement by giving the other Party 90 days written notice subject to condition set forth in 11.4.

Notwithstanding any provision in this Agreement to the contrary, INIS shall continue to manufacture Sources and deliver Sources in response to any Purchase Order through the date of termination, unless RadQual waives such manufacture and delivery requirements in writing.

13.3

Disputes

In the event of a good faith dispute regarding the interpretation of this Agreement, the parties agree they will endeavor to resolve such dispute amicably. In the event a dispute cannot be resolved by the parties, then upon the written request of any party that includes a summary of the dispute, the Chief Executive Officers, or other senior executive officer, of each party shall promptly meet and endeavor to resolve the dispute through good-faith negotiations within thirty  (30) days of their receipt of notice of the dispute. If any dispute goes unresolved after following the foregoing procedures, either party may, subject to Section 15.2, commence litigation in the proper form or termination per 13.2(c)

13.4

Assignment

(a)

RadQual. RadQual may not assign its rights and/or delegate its obligations under this Agreement to any third party without INIS's prior written consent; provided, however, that RadQual may assign its rights and/or delegate its obligations under this Agreement, without INIS's prior written consent, to a third party solely in connection with the sale, merger or transfer of substantially all of the assets to which this Agreement relates, provided such assignee or delegate agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for the manufacture of Product or adversely affect the regulatory status of the Product.

(b)

INIS. INIS may not assign its rights and/or delegate its obligations under this Agreement to any third party without RadQual's prior written consent; provided, however, that MIS may assign its rights and/or delegate its obligations under this Agreement, without RadQual's prior written consent, to a third party solely in connection with a sale, merger or transfer of substantially all of the assets to which this Agreement relates, provided that such third party agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for the manufacture of Sources or adversely affect the regulatory status of the Sources.

ARTICLE XIV - FORCE MAJEURE

Neither Party hereto shall be liable to the other in damages for any delay or default in such Party's performance hereunder if such delay or default is caused by conditions beyond such Party's control including, but not limited to, delays by any governmental agency at no fault of a party, acts of God, war, terrorism, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts or epidemic ("Force Majeure"). Each Party hereto agrees to promptly notify the other Party of any event of Force Majeure and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event; provided, however, that either party may terminate this Agreement if the parties cannot fully resume performance hereunder within thirty (30) days of the happening of an even to Force Majeure.

ARTICLE XV - MISCELLANEOUS

15.1

Agreement

This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

15.2

Governing Law; Attorneys Fees

This Agreement, and all matters relating hereto, shall be governed, construed and interpreted in accordance with the laws of the State of Idaho, without giving effect to principles of conflicts of law. If either party is reasonably required to initiate legal action to enforce this Agreement, the prevailing party in such legal action shall be entitled to recover it's reasonably attorneys' fees and costs.

15.3

Entire Agreement

This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein, supersedes all prior agreements, promises and understandings of the parties. This Agreement may not be modified, amended or any provision waived except by unanimous written consent of the parties.

15.4

Notices

All notices, demands, requests and other communications shall be in writing or by written telecommunication, and shall be given when delivered personally to the addressee or, if mailed, by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, when delivered to the addresses specified on the signature pages of this Agreement. Either party may from time to time change is address, facsimile number or designated individual by notice to the other party. Such notice, demand, request, and other communications shall be deemed to have been given as of the date so delivered or transmitted by facsimile (as long as the transmitting machine confirms successful transmission) or, if mailed, three (3) business days after the date so mailed, if sent by overnight courier service, one (1) business day after the date so sent.

15.5

Relationship of Parties

The parties are acting herein as independent contractors and independent employers. Nothing herein contained shall create or be construed as creating a partnership, joint venture, join employer or agency relationship between the parties and no party shall have the authority to bind the other in any respect.

15.6

No Waiver

Any terms, covenants, or obligations of any party may be waived at any time in writing executed by the party or parties for whose benefit such terms exist. The failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any other condition or any breach of any other terms, covenants or representations.

15.7

Severability

In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law such provision shall be made to conform to the law, and the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, of any Party.

15.8

Agreement Approval

Each party hereby represents and warrants that all necessary corporate approvals for this Agreement have been obtained, and the person whose signature appears below has the authority necessary to execute this Agreement on behalf of the party indicated.

15.9

Non-Solicitation

During the term of this Agreement and for one (1) year thereafter, the parties agree not to solicit for employment each other's employees except those employees who have been terminated or laid off by either party.

15.10

Intellectual Property

No trademark, trade name, logo, trade dress, copyright or license therein, or other intellectual property rights (collectively, "Intellectual Property") are conveyed by this Agreement, and neither party shall have the right to use the other party's Intellectual Property for any purpose whatsoever without prior written consent.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective on the date first set forth above.

INTERNATIONAL ISOTOPES INC.

RadQual LLC

By:  /s/ Steve T. Laflin

By: /s/ Keith C. Allberg

Name: Steve T. Laflin

Name:  Keith C. Allberg

Its: President and CEO

Its: President

EXHIBIT I

List of Sources covered in this Agreement

EXHIBIT II

Custom Source Listing

EXHIBIT III

Price Lists of Miscellaneous Items

Exhibit IV

Cost Basis calculation methodology

Exhibit V

List of Current approved Suppliers of Raw material and components